Exhibit 99.1

    ChevronTexaco and Cheniere Finalize Agreement for Capacity at
                       Sabine Pass LNG Terminal

    SAN RAMON, Calif. & HOUSTON--(BUSINESS WIRE)--Dec. 13, 2004--An affiliate of ChevronTexaco Global Gas and Sabine Pass LNG, L.P., a subsidiary of Cheniere Energy Inc. (AMEX:LNG), today announced that they have finalized a 20-year agreement for 700 million cubic feet per day (mmcf/d) of reserved regasification capacity at Cheniere's Sabine Pass Liquefied Natural Gas (LNG) terminal. The agreement also includes options to reduce or expand capacity.
    John Gass, president of ChevronTexaco Global Gas, said, "This agreement is a significant milestone in achieving ChevronTexaco's strategy to create a high-impact gas business. Securing this capacity provides us with access to the key U.S. Gulf Coast market, which is critical to successfully commercializing our undeveloped natural gas resources."
    Keith Meyer, president of Cheniere LNG Inc., said, "Finalizing this agreement is yet another important development as we prepare to construct Sabine Pass. We welcome ChevronTexaco and we are proud to have this opportunity to work with them to satisfy our nation's need for new supplies of natural gas."
    "ChevronTexaco is pursuing a portfolio of LNG terminal opportunities in North America to provide flexibility in delivering reliable and affordable supplies of clean natural gas to consumers. We look forward to working closely with Cheniere to ensure the success of this project," said Gass.
    Currently celebrating its 125th anniversary, ChevronTexaco Corp. is one of the world's leading energy companies. With more than 47,000 employees, ChevronTexaco conducts business in approximately 180 countries around the world, producing and transporting crude oil and natural gas, and marketing and distributing fuels and other energy products. ChevronTexaco is based in San Ramon, Calif. More information on ChevronTexaco is available at www.chevrontexaco.com
    Cheniere Energy Inc. is a Houston-based developer of LNG receiving terminals and a Gulf of Mexico E&P company. Cheniere is developing Gulf Coast LNG receiving terminals near Sabine Pass in Cameron Parish, La., in which it holds 100%; near Corpus Christi, Texas, in which it holds 66.7%; and near the city of Cameron in Cameron Parish, La., in which it holds 100%. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere also owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91%. Additional information about Cheniere Energy Inc. may be found on its Web site at www.Cheniere.com.
    For additional information on the Chevron USA Inc. and Sabine Pass LNG L.P. agreements, please refer to the related Cheniere Energy Inc. reports filed with the Securities and Exchange Commission on Form 8-K dated Dec. 13, 2004; Form 8-K dated Nov. 9, 2004; and Form 10-Q dated Nov. 15, 2004.
    Editor's Note: Cheniere is developing the Sabine Pass LNG receiving terminal near Sabine Pass in Cameron Parish, La. The terminal is designed to regasify 2.6 billion cubic feet of natural gas per day. Sabine Pass LNG received its final Environmental Impact Statement from FERC in November 2004. Construction is planned to begin by the end of the first quarter of 2005.

    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

    CONTACT: Cheniere Energy Inc.
             David Castaneda, 713-265-0202
             or
             ChevronTexaco
             Michael Barrett, 925-842-3422